GREYSTONE BUSINESS CREDIT II, L.L.C.
152 West 57th Street, 60th Floor
New York, New York 10019

February 9, 2009

VIA TELECOPIER AND CERTIFIED
MAIL, RETURN RECEIPT REQUESTED

MARINE GROWTH CANADA LTD.
MARINE GROWTH FINANCE & CHARTER, INC.
405-A Atlantis Road
Cape Canaveral, Florida 32920
Attention: Craig Hodgkins
Telecopier: (321) 783-7783

Re: Notice of Default and Reservation of Rights

Ladies and Gentlemen:

Reference is made to (a) the Loan and Security Agreement, dated March 26, 2007 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement"), by and among Marine Growth Canada Ltd., a company organized under the laws of the Province of British Columbia, Canada ("Owner"), Marine Growth Finance & Charter, Inc., a Delaware corporation ("MGFC"; and, together with Owner, collectively, "Borrowers") and Greystone Business Credit II, L.L.C. ("Lender"), and (b) the other agreements, documents and instruments referred to in the Loan Agreement or at any time executed or delivered in connection therewith or related thereto (all of the foregoing, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, together with the Loan Agreement, being collectively referred to herein as the "Financing Documents"). Capitalized terms used herein shall have the respective meanings ascribed to them in the Loan Agreement, unless otherwise defined herein.

Events of Default have occurred and are continuing under Section 8.1 of the Loan Agreement (collectively, the "Existing Defaults").

Lender hereby expressly reserves each and every right and remedy under the Loan Agreement, the other Financing Documents and applicable law arising as a result of the occurrence of the Existing Defaults.

Nothing contained herein, nor any action or inaction on the part of Lender, shall be deemed to be a waiver of any right or remedy available to Lender with respect to the Existing Defaults or any other Default or Event of Default that may now or hereafter exist under the Loan Agreement or any of the other Financing Documents.

Very truly yours,

GREYSTONE BUSINESS CREDIT II, L.L.C.

By: James Olonel

Title: VP

Cc: Sichenzia, Ross, Friedman & Ference, LLP
David Marks
Frank Crivello